Exhibit 10.35


                   PATENT, INFORMATION AND TRADEMARK AGREEMENT

Agreement effective February 9, 1998 by and between COMPOSITECH LTD. (hereinafter referred as Licensor"), having a place of business at 120 Ricefield Lane, Hauppauge, New York 11788-2008, U.S.A; and Compositech Taiwan or Composite Technologies, Inc. (hereinafter referred to as "Licensee") having a place of business at 5th Fl., Bld. 143, Sec.2, Min-Sheng East Road, Taipei, Taiwan, Republic of China ("R.O.C.").

WHEREAS, Licensor owns or controls certain patent rights and proprietary information relating to laminates used in the production of printed circuit boards (hereinafter defined as "Licensor's Patents" and "Licensor's Information");

WHEREAS, Licensor owns or control trademarks (hereinafter defined as the "Trademark") relating to said laminates:

WHEREAS, Licensor has been and is engaged in extensive research and experimentation to develop said laminates;

WHEREAS, Licensor has the right to grant licenses under such patent rights and for the use of such proprietary information;

WHEREAS, Licensor has the right to grant licenses for the use of the Trademark;

WHEREAS, Licensee desires to engage in the development, manufacture and sale of laminates used in the production of printed circuit boards; and

WHEREAS, Licensee desires acquiring an exclusive right and license under Licensor's aforesaid rights to make and sell laminates in accordance with Licensor's Patents and/or Licensor's Information and using the Trademark, in a certain Territory, and Licensor has agreed to grant such license to Licensee upon the terms and conditions hereinafter set forth;

     NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

As used throughout this Agreement, the following terms shall have the following meanings:

1.1 Territory. "Territory" shall mean the R.O.C. and The Peoples Republic of China.



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1.2 Licensed Products. "Licensed Products" shall mean copper clad laminates for use as printed circuit boards, in which the filaments in the layers are parallel rather than woven, but excluding all such laminates within the scope of any claims of Licensor's Patents relating to (i) multi-layer printed circuit board process, including claims (numbers to be added) of Licensor's R.O.C. patent No. 34906 and (ii) integral circuits and process, including claims (numbers to be added) of Licensor's R.O.C. patent No.
34906.

1.3 Licensor's Patents. "Licensor's Patents" shall mean all patents and/or applications in the Territory owned or controlled by Licensor or under which Licensor has the right to grant licenses at any time during the term of this Agreement and relating to the field of Licensed Products, and any and all reissues, extensions, patents of addition and patents for improvements thereon, including Licensor's R.O.C. Patent No. 34906 but excluding claims (numbers to be added) thereof.

1.4 Licensor's Information. "Licensor's Information" shall mean and include all proprietary know-how, formulations, engineering and other data and specifications relating to the manufacture or use of Licensed Products, now possessed by Licensor or which may be acquired by Licensor during the term of this Agreement or which Licensor may acquire the right to use and disclose in the Territory during the term of this Agreement, and which are useful to produce Licensed Products in an efficient way.

1.5 Licensee's Patents. "Licensee's Patents" shall mean any and all patents filed by or for or issued to Licensee in any country of the world relating to any addition or to or modification of Licensed Products.

1.6 Licensee's Information. "Licensee's Information" shall mean and include the sum of Licensee's research and development efforts and manufacturing experience including all information, know-how, formulations, engineering data and specifications related to the field of Licensed Products, now possessed or acquired by Licensee during the term of this Agreement or which Licensee may acquire the right to use and disclose during the term of this Agreement.

1.7 Trademark. "Trademark" shall mean collectively any one or more of the trademarks, trade names or service marks adopted by Licensor anywhere in the world to identify Licensed Products.

1.8 Net Sales. "Net Sales" shall mean the gross invoice prices charged by Licensee for Licensed Products, less credit for goods returned and (to the extent separately stated in each invoice) charges for packing, shipping and insurance. In the case of anything other than an arms length sale by Licensee of Licensed Products, Net Sales shall mean the price ordinarily charged at that time by Licensee for Licensed Products sold for cash in an arms length transaction.

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1.9 Notice. "Notice" shall mean a communication in writing sent by recorded delivery to the herein listed address of Licensee or Licensor or to such other address or addresses as the addressee may from time to time specify by written notice to the Licensor.

1.10 Calendar Year and Calendar Quarter. "Calendar Year" and "Calendar Quarter" shall mean respectively the twelve-month periods beginning each January 1 and the three-month periods beginning each January 1, April 1, July 1 and October 1.

1.11 Information. "Information" shall mean collectively or individually, as is apparent from the context, Licensor's Information and Licensee's Information.

1.12 Joint Venture Agreement. "Joint Venture Agreement" shall mean the agreement executed substantially contemporaneously with this Agreement by the parties hereto with respect to the formation by them of a joint venture for the production of copper-clad laminates.

1.13 Sold or Sale. "Sold" or "sale" shall be understood in it broadest sense to include sales, leases and any other form of disposal of Licensed Product by Licensor.

                                   ARTICLE II
                                GRANT OF LICENSES

2.1 Grant-Patents. Licensor hereby grants to Licensee, and Licensee hereby accepts from Licensor, a personal, nontransferable, exclusive license under Licensor's Patents (1) to manufacture Licensed Products in the Territory, and
(2) to sell Licensed Products in the Territory for use within the Territory, except that Licensed Products may be sold outside or for use outside the Territory only as provided in Section 2.8 hereof.

2.2 Grant-information. Licensor hereby grants to Licensee, and Licensee hereby accepts from Licensor, a personal, nontransferable, exclusive right to use Licensor's Information in the Territory solely for the manufacture within the Territory of Licensed Products.

2.3 Grant-Trademark. Licensor hereby grants to Licensee, and Licensee hereby accepts from Licensor, a personal, nontransferable exclusive right and license to use the Trademark on and to apply it to Licensed Products made by Licensee in the Territory, and Licensee agrees to use it in connection with the sale of Licensed Products.

2.4 Limitation on Transfer or Sub-License. None of the licenses or rights granted in Sections 2.1, 2.2 or 2.3 hereof may be transferred or sub-licensed by Licensee to others except in the case of companies related to or commonly owned by


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Licensee, and then only subject to prior notification to and receipt of prior written approval from Licensor.

2.5 Grant of License in Licensee's Improvement Patents. Licensee hereby grants to Licensor, and Licensor accepts from Licensee, the non-exclusive right and license under any and all Licensee's Improvement Patents to make and have made, use and sell Licensed Products and, subject to Section 2.7, to sub-license other licensees of Licensor to do the same within their licensed territories. Without the consent of Licensor, Licensee is not permitted to issue sublicenses to third parties, to make, to have made, to use or sell Licensed Products covered by Licensee Improvement Patents.

2.6 Grant of License in Licensee's Information. Licensee hereby grants to Licensor, and Licensor accepts from Licensee, the non-exclusive right and license to use Licensee's Information in connection with the manufacture, use and sale of Licensed Products and, subject to Section 2.7, to sub-license other licensees of Licensor to do the same within their licensed territories. Without the consent of Licensor, Licensee is not permitted to disclose Licensee's Information or to issue sublicenses to third parties, to make, to have made, to use or sell Licensed Products covered by Licensee's Information.

2.7 Grant of Reciprocal Rights. Notwithstanding the foregoing provisions of Sections 2.5 and 2.6, Licensor's right to sublicense its other licensees thereunder may be exercised only insofar as the respective other licensees of Licensor, to the extent they have developed or acquired rights in proprietary information or patents useful in the manufacture, use or sale of Licensed Products, shall have granted reciprocal rights to Licensor and through Licensor to Licensee.

2.8 Additional Territory of Sales. Notwithstanding the foregoing, Licensee may have an non-exclusive right to sell Licensed Products in the Asia-Pacific region including countries such as Japan, China (including Hong Kong), Korea and, Singapore. This non-exclusive right to sell in the Asia-Pacific region outside the Territory shall be subject to the terms and conditions of licensing agreement(s) established between Licensor and any future joint venture partner and/or licensee in any country(ies) in the Asia-Pacific region.


                                   ARTICLE III
                  TRANSFER OF LICENSOR'S INFORMATION: TRAINING

3.1 Disclosure of Licensor's Information. Within 30 days following the approval of the license of the Joint Venture by Hsin-Chiu Science Base Industrial Park, Licensor shall disclose Licensor's Information to Licensee in the form of Technical Documents.



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3.2 Initial Training. Licensor shall provide a reasonable number of Licensee's qualified employees with one or more training courses in the manufacture of Licensed Products under Licensor's Patents and Licensor's Information. Such training shall take place at such times and places as may be recommended by Licensor or requested by Licensee and are acceptable to both parties. All travel, living, salary and other expenses incurred by Licensee's employees, and a reasonable salary plus travel and living expenses for each individual furnished by Licensor to Licensee in connection with such training that may take place other than at Licensor's facility, shall be borne by Licensee.

3.3 Additional Training. At Licensee's request, at any time during the term of this Agreement after completion of the initial training courses provided for in
Section 3.2, Licensor shall provide additional training and/or retraining for reasonable numbers of Licensee's qualified employees in the manufacture of Licensed Products under Licensor's Patents and Licensor's Information. Licensor and Licensee shall discuss the cost for such training and attempt in good faith to agree upon a reasonable charge to be paid by Licensee to Licensor for such additional training.

3.4 Employer's Responsibility. When employees or agents of either party are on the premises or under the supervision of the other party, their employer or principal shall nevertheless remain exclusively responsible for any problem they may incur, including injury or death, of whatever nature and from whatever cause (except if caused intentionally by the other party), and shall hold harmless the other party from all liability therefor including attorneys fees. When employees or agents of either party are on the premises of the other party they shall abide by all standards, rules and regulations applicable to the work place.

                                   ARTICLE IV
                             EXCHANGE OF INFORMATION

4.1 Disclosure of New Licensor's Information. From time to time during the term of this Agreement, Licensor shall furnish to Licensee, at no extra charge, new Licensor's Information not yet disclosed to Licensee as it is developed by Licensor or acquired by Licensor without prohibition against disclosure to others, in order to maintain Licensee as current as Licensor with respect to the manufacture and use of Licensed Products. 4.2 Disclosure of New Licensee's Information. From time to time during the term of this Agreement, Licensee shall furnish to Licensor, at no extra charge, new Licensee's Information not yet disclosed to Licensor as it is developed by Licensee or acquired by Licensee without prohibition against disclosure to others, in order to maintain Licensor as current as Licensee with respect to the manufacture and use of Licensed Products.

4.3 Representative's Visits. At least once during each Calendar Quarter, or at such other intervals as the parties may agree to, Licensor at its expense will send a representative to one of Licensee's plants in the Territory to meet with Licensee

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for the purpose of disclosing to Licensee and receiving from Licensee the parties' respective Information developed since the previous such disclosure. Licensee may also, from time to time and upon reasonable notice, at its own expense and without charge from Licensor, send any qualified employee at reasonable times to Licensor's plant for further Information or demonstration.

4.4 Training in Use of New Licensor's Information. At Licensee's request, Licensor shall train any of Licensee's qualified employees in the use of new Licensor's Information furnished pursuant to Section 4.1. Licensor and Licensee shall negotiate in good faith to determine a reasonable cost for such training to be paid by Licensee.

4.5 Limitation on Exchange of Information. This Agreement shall not be deemed to obligate either party to impart or communicate to the other party such information which it shall have obtained from or in conjunction with others not party to this Agreement under such circumstances as would constitute a breach of confidence or good business ethics, or bad faith, provided, however, that neither party shall enter into agreements with third parties obligating them not to disclose to the other party any information which would normally be communicated to the other party under the terms of this Agreement.

                                    ARTICLE V
                                    ROYALTIES

5.1 Royalties. In partial consideration for the licenses granted herein by Licensor, Licensee shall pay to Licensor a non-refundable lump sum initial royalty in accordance with Section 5.2, and a running royalty in accordance with
Section 5.3.

5.2 Initial Royalties. As an Initial Royalty, Licensee shall pay to Licensor the non-refundable sum of Two Million United States Dollars (US $2,000,000) and Technical Investment Shares, payable as follows:

          a. At the signing of the Letter of Intent which has taken place before the end of January 1998 the sum of US$1.0 million.

          b. Within 30 days following the approval of the license of the Joint Venture by Hsin-Chiu Science Base Industrial Park and the delivery of the Technical Documents by the Licensor to the Joint Venture the sum of US$250,000. (The license of the Joint Venture is expected to be granted by the Hsin-Chiu Science Base Industrial Park within 120 days from the signing of the Letter of Intent and/or submission of the license application).

          c. US$250,000. upon the completion of the placement of the order for the equipment of the production plant which is estimated to take place

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          within 90 days after the approval of the license of the Joint Venture by Hsin-Chiu Science Base Industrial Park.

          d. US$500,000. upon the completion of the installation and successful test run of the equipment supplied to the Joint Venture by Compositech which is estimated to take place approximately 18 months after the order for the equipment is placed.

          e. Within thirty days after the later of the date of the approval of the license of the Joint Venture by Hsin-Chiu Science Base Industrial Park or the date of incorporation of the Joint Venture, Licensee shall deliver to Licensor, in partial consideration for the patent license granted pursuant to Section 2.1 hereof and without additional charge, equity shares equal to 8.0% of the common stock of the Joint Venture to be formed pursuant to the Joint Venture Agreement, as Technical Investment shares.

5.3 Running Royalties. Licensee shall pay to Licensor running royalties equal to the Royalty Rate determined in accordance with the following schedule multiplied by the Net Sales of Licensed Products.

          a. Beginning from year 1 from start-up of the production facility in Taiwan through year 6 a royalty of *%

          b.   From Year 7 through year 10 a royalty of *% and

          c.   Years 11 and 12 a royalty of *%

                                   ARTICLE VI
                          RECORDS, REPORTS AND PAYMENTS

6.1 Records. Licensee shall keep complete and accurate records, commensurate with generally accepted accounting practice in both the R.O.C. and the United States, sufficient to establish the basis for and computation of royalties due hereunder. Such records may be audited not more than once each Calendar Year, upon reasonable notice, by a qualified accountant appointed by Licensor and to whom Licensee has no reasonable objection. Such audit shall be conducted at Licensor's expense, for the sole purpose of verifying the royalty payments due hereunder. If Licensee shall have failed to furnish any report as required by
Section 6.2 or if any such report understates the royalties due and owing to Licensor by more than ten (10%) percent, then Licensee shall pay the cost of such audit, without prejudice to any other remedies or claims of Licensor.

6.2 Reports and Payments. Within eight weeks after the close of each Calendar Quarter, Licensee shall furnish to Licensor a report signed by an authorized

* This material has been omitted pursuant to a request for confidential treatment. The material has been filed with the Securities and Exchange Commission.

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officer of Licensee stating the royalties due and owing in accordance with
Section 5.3 for that Calendar Quarter together with the number of shippable quality-inspected panels manufactured in each month during the Calendar Quarter, the royalty rate applied for each month during the Calendar Quarter, Net Sales for that month, the name and address of all purchasers of Licensed Products during the Calendar Quarter and the computation of the royalty due. A report shall be furnished for every Calendar Quarter during the term hereof and for every Calendar Quarter after the term until all Licensed Products made during the term have been sold or otherwise disposed of and royalties paid thereon pursuant to Section 10.5. With each such report, Licensee shall remit to Licensor by wire transfer, to an account or accounts designated by Licensor, the amount stated in the report to be due. In the event that Licensee fails to timely report and pay any royalty required hereunder, Licensor shall have the right, immediately upon notice, to convert all licenses granted herein by Licensor to non-exclusive licenses, and it is understood and agreed that if Licensor does so in accordance with this Section 6.2, all other obligations of Licensor and Licensee shall continue in effect as set forth herein, including Licensee's obligation to make all royalty payments.

6.3 Currency Exchange. All royalties and other payments due hereunder shall be paid to the Licensor in U.S. dollars, such amounts to be converted from the currency in which payment for sales is made at the rate of exchange quoted under "Foreign Exchange" in the U.S Wall Street Journal as applicable to the last date of the quarter for which the payment is due or, if such date is not a day which foreign exchange is traded and quoted, then the immediately preceding business day. In the case of any payment in a currency the exchange rate of which is not quoted in the U.S. Wall Street Journal, payment shall be deemed to have been made in the currency of the R.O.C. at the price then currently offered (or if none is quoted then the price at which the last comparable sale was made in R.O.C. currency).

6.4 Taxes. In the event that Licensee is required by any law in the Territory to withhold and/or make payments to taxing authorities in respect of any amounts payable by Licensee to Licensor under this Agreement, the liability of Licensee to Licensor shall be to that extent satisfied, and such amounts shall be deemed to have been paid to Licensor on their due dates, provided that Licensee shall furnish to Licensor evidence of such payments acceptable to the United States tax authorities.

                                   ARTICLE VII
                                     PATENTS

7.1 Improvement Applications. Licensee may from time to time make application for patents on its inventions based upon Licensee information, provided that it shall first have given Licensor prior notice of and the opportunity to review such


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application. No such application nor anything filed or divulged in connection with its prosecution to secure a patent shall in any way reveal Licensor's Information.

7.2 Licensor's Rights to Licensee's Improvement Patents. If Licensee has an invention for which it decides not to seek a patent, or if it files for a patent in some but not all countries of the world or if it files for and then decides to abandon a patent application or patent, through any means whatsoever including failure to prosecute it or to pay taxes or maintenance fees, Licensee shall notify Licensor in writing before the date of abandonment or loss of rights in order to provide Licensor with an adequate opportunity to secure or continue patent protection in any or all such countries. Any such patents or applications procured, continued or prosecuted by Licensor shall be so done at Licensor's expense, and Licensee shall without charge furnish to Licensor all papers, information, access to employees or agents (who may have information useful in obtaining patent protection) and shall assign all rights therein together with the right to sue for and collect damages for infringement to Licensor. All such patents so procured by or transferred to Licensor shall be subject to the license in the Territory granted in this Agreement.

7.3 Claims by Third Parties. If legal proceedings are instituted by a third party against Licensee in which it claimed that the manufacture or sale of Licensed Products infringes a patent or patents held by such third party, Licensee will promptly advise Licensor and confer with Licensor as to the defense thereof. The parties agree to determine through good faith negotiation how to respond to and defend such suit.

7.4 Infringement on Licensor's Patents. In the event anyone sells laminates in the Territory which in Licensor's judgment infringe Licensor's Patents, then Licensor shall initiate and prosecute such suits or actions as it may deem appropriate to best secure the cessation of such infringement. Licensee shall pay all costs of such actions and in the event of any recovery of damages the Licensee shall first recoup its costs and the balance of the recovery shall be shared equally by the parties. Both parties agree to cooperate fully in connection with any action against an alleged infringe of Licensor's Patents.

7.5 Origin Marking. Licensee shall mark all Licensed Products or packages sold by it with the patent number(s) of Licensor's Patents both in the Territory and in all other jurisdictions where Licensee may sell Licensed Products in such manner as will fully comply with all applicable marking provisions of the patent laws of such jurisdictions. Licensee shall furnish samples of such marking to Licensor from time to time so that Licensor shall be currently apprised of Licensee's marking practices.

                                  ARTICLE VIII
                                   TRADEMARKS



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8.1 Use of Trademark. Licensee agrees to use the Trademark on and in connection with the marketing, advertising and sale of all Licensed Products in accordance with Licensor's trademark practices and procedures, as they may be amended from time to time in order to maintain and enhance the value of the Trademark or to comply with applicable laws, regulations or practices in various countries. Licensee shall submit samples of any proposed use of the Trademark, or any change in its usage, to Licensor in advance of their adoption by Licensee, Licensor's practices. Licensee shall not adopt any trademarks or other indicia during the term hereof, which may be confusingly similar to the Trademark.

8.2 Infringement on Trademark. Licensee shall promptly notify Licensor in writing of any use by another of a trademark or indicia that might infringe or be confusingly similar to the Trademark, and shall assist Licensor without charge in every reasonable way in any effort by Licensor to take steps against such use.

8.3 Exclusive Right to Trademark. Licensee acknowledges Licensor's ownership of and exclusive right to use the Trademark, and that no other mark or symbol used in commerce is likely to cause confusion with it. Upon expiration or termination of this Agreement, Licensee shall cease and desist from all use of the Trademark in any way. Licensee shall not at any time, either during or after the term of this Agreement, adopt or use any mark or symbol which is similar to or is likely to be confused with the Trademark.

                                   ARTICLE IX
                                 CONFIDENTIALITY

9.1 Secrecy Procedures. Each party agrees that it will (a) use the other's information solely in connection with the development, manufacture and use of Licensed Products pursuant to this Agreement and not for any other purpose; (b) not disclose the other's Information to anyone other than an officer, employee or qualified consultant and then only if the officer, employee or qualified consultant is known to the party to be trustworthy and has a legitimate need to know the information and has signed a written contract obligating him or her to maintain and treat the other's Information as required by this Agreement; and
(c) adopt and maintain procedures adequate under applicable laws and practices to preserve and protect the other's Information against unauthorized disclosure or use to the same degree as it protects its own most valuable confidential information. Each party agrees, as part of its aforesaid obligation, to keep the other's Information separately and in a safe place accessible only to those who properly have access to it. In the event that a receiving party properly discloses Information of the other party to persons outside the receiving party (such as in the case of disclosure of Licensee's Information to other licensees of Licensor), the disclosing party shall take all appropriate precautions to insure that the receiving party safeguard and preserve the confidentiality of the Information.



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9.2 Authorized Use of Information. Licensee shall timely provide Licensor from time to time with the names and addresses of all persons to whom it has disclosed any of Licensor's Information, and shall promptly notify Licensor if, when and under what circumstances any such person leaves the employ of Licensee. Licensee shall promptly inform Licensor of any possible unauthorized misuse or disclosure of Licensor's Information and shall take all steps feasible, at its expense and in consultation with Licensor, to identify any such possible misuse or disclosure, to prevent or stop it and to minimize the possibility of injury to Licensor with respect to its Information.

9.3 Exceptions. All information communicated by Licensor to Licensee or obtained by Licensee from or in conjunction with Licensor in accordance with this Agreement shall be deemed Licensor's Information and subject to Sections 9.1 and
9.2 except to the extent Licensee establishes that it shall have been or become
(a) generally known among those in the Territory working in the field of the Licensed Products, (b) described in Licensee's written records kept in the ordinary course of its business dated prior to the disclosure thereof by Licensor, or (c) lawfully been made available to Licensee by a third party having no obligation of confidentiality to Licensor. In the event Licensee desires to disclose or use any Licensor Information other than in compliance with Sections 9.1 and 9.2 in the belief that it has become known within the purview of this Section 9.3, it shall first consult with Licensor and shall continue to treat such information as required by Sections 9.1 and 9.2 until such time as Licensor indicates its agreement in writing or the matter shall have been resolved between the parties through arbitration or otherwise.

9.4 Survival on Termination and Return of Material. Licensee agrees that upon the expiration or termination of this Agreement for any reason it will not thereafter disclose, use or pass on in any way Licensor's Information at any time, will continue in all respects to fully protect Licensor's Information in accordance with this Article IX, and will promptly return all written materials reflecting any Licensor's Information to Licensor at Licensee's expense.

9.5 Limitation on Purchase of Equipment. In order to assure and preserve the confidentiality of Licensor's Information, Licensee intends to purchase all laminate production Equipment to produce Licensed Products from Licensor.

                                    ARTICLE X
                              TERM AND TERMINATION

10.1 Term. The effective date of this Agreement shall be deemed to be the date when both parties shall have executed the Agreement. The term of this Agreement shall begin on the effective date hereof and shall continue for a period of twenty (20) years therefrom or until earlier terminated in accordance with this
Article X. The term shall be extended automatically for an indefinite number of subsequent five (5) year periods, provided that either party may agree not to extend the Agreement at any time without cause upon twelve (12) months written

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Notice, which termination shall become effective at the end of the aforesaid twenty-year period (if the notice becomes effective during the twenty year period) or at the end of the subsequent five-year period during which the notice becomes effective.

10.2 Termination upon Default. If either party shall default in fulfilling any of its material obligations hereunder, and such default is not cured within sixty (60) days after Notice from the party not in default, the party not in default shall thereafter have the right to terminate this Agreement at once by written Notice. Upon giving such Notice this Agreement shall be deemed terminated.

10.3 Bankruptcy. If Licensee shall file a petition in bankruptcy or make a general assignment for the benefit of creditors or otherwise acknowledge insolvency, or shall be adjudged a bankrupt or go or be placed into a complete liquidation (other than for an amalgamation, reorganization, or the merger or consolidation of such party), or if a receiver shall be appointed for the business of the Licensee and such receiver shall not be discharged within sixty
(60) days after such appointment, then the Licensor at its option may thereupon terminate this Agreement by Notice effective upon the date thereof.

10.4 Perpetuity of Licenses Granted to Licensor. Upon termination for any reason, the licenses granted hereunder to Licensor under Licensee's Information and Licensee's Patents shall remain in effect in perpetuity.

10.5 Royalty on Unsold Products at Termination. If any Licensed Products manufactured during the term of this Agreement and subject to royalty remain unsold at the expiration or termination of the Agreement, said royalty shall be paid when sold.

                                   ARTICLE XI
                               DISPUTE RESOLUTION

11.1 Arbitration. In the event of any dispute between the parties relating to this Agreement, including its scope or validity, they shall first try to resolve the matter through good faith negotiation and, if a resolution cannot be achieved in that manner, then it shall be submitted to binding arbitration in Geneva, Switzerland (or such other place as the parties may agree to) under the applicable rules of the American Arbitration Association. The arbitration shall be by a single arbitrator selected in accordance with the procedures of the American Arbitration Association but who shall be technically grounded and whose experience and training shall enable him or her to readily comprehend the technical aspects of the issues to be decided. At the request of either party, the arbitrator may permit discovery of documents and things as provided in the Federal Rules of Civil Procedure of the United States. The costs of the arbitration shall be shared


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equally by both parties but the arbitrator shall award costs, including the amount paid to the arbitrator but excluding attorney's fees, to the prevailing party.

11.2 Arbitrator's Award. The arbitrator's award may be enforced in a court of competent jurisdiction, and the parties hereby submit themselves to the jurisdiction of any federal or state court within the State of New York for that purpose.

11.3 Emergency Relief. Notwithstanding the provisions of Sections 11.1 and 11.2, in the event either party requires emergency relief to protect the value or confidentiality of its Information, it may seek the same in any federal or state court sitting in the State of New York, and both parties agree to and hereby submit to the jurisdiction of any such court for that purpose and agree further that service of process to initiate such action may be made (and shall be sufficient if so made) by certified or registered mail, with return receipt.

                                   ARTICLE XII
                            MISCELLANEOUS PROVISIONS

12.1 Waiver of Compliance. The failure of any party to this Agreement to object to or take steps to remedy any one or more failures to perform any of the terms, covenants or conditions of this Agreement or to exercise any right hereunder shall not be construed as a waiver of or relinquishment of the future performance of any such terms, covenants or conditions or the future exercise of such right, or of the performance of any other term, covenant or condition of this Agreement, but the obligations of the respective parties with respect to such future performance shall continue in full force and effect.

12.2 Government Regulations. Disclosure of information hereunder shall be subject to all applicable government regulations. Both parties agree to comply fully with all export laws, restrictions and regulations of the jurisdictions here involved including the United States Department of Commerce, and that they will not knowingly export, or allow the export or re-export, of any product or information, or any derivatives thereof, in violation of any such restrictions, laws or regulations and that they will not without all required licenses and authorizations export any of the foregoing to the People's Republic of China, Afghanistan or any Group Q, S, W, Y or Z country specified in the then current Supplement No. 1 to Section 770 of the U.S. Expert Administration Regulations (or any successor supplement or regulations) .

12.3 Severability. In the event that any one or more of the provisions of this Agreement shall for any reason be held to be void, invalid, illegal or unenforceable in any respect, such holding shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such void, invalid, illegal or unenforceable provision had never been contained herein.



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12.4 Assignment by Licensor. Licensor hereby reserves unto itself the right to assign or transfer all or any of its rights under this Agreement to another party, provided that such assignment or transfer shall in no way be detrimental to any of the technical advantages or other rights of which Licensee benefits under this Agreement. Licensee may not assign or transfer any or all of the rights enjoyed by it under this Agreement to any other party without the prior written consent of Licensor.

12.5 Force Majeure. Neither party shall be liable for any delay or default in performance hereunder (except for the payment of any sums of money owing) due to any cause beyond its reasonable control, including but not limited to acts of God or the public enemy; laws, regulations, acts or requests of any government or any government officer or agent purporting to act under duly constituted authority; wars, floods, fires, storms, strikes, lockouts, interruptions of transportation, freight embargoes or failures, exhaustion or unavailability on the open market or delays in delivery of material, equipment or services necessary to the performance of any provision hereof; or happening of any unforeseen act, misfortune or casualty by which performance hereunder is delayed or prevented: provided, however, that the party so affected will use its best efforts to remedy the situation.

12.6 Governing Law and Language. This Agreement shall be deemed a contract made under the laws of the State of New York, U.S.A. and for all purposes, including matters pertaining to its form and its essential validity, shall be construed and enforced in accordance with the laws of said State: provided that all questions relating to termination for insolvency under Section 10.3 shall be determined in accordance with the laws of the R.O.C.

12.7 Chances or Modification. No representation or statement made on behalf of either party shall in any way change or modify the terms or conditions contained herein unless made in a writing signed by the party to be charged.

12.8 Headings. The headings of the Articles and sections this Agreement are inserted for convenience only and not constitute a part hereof or affect in any way the meaning or interpretation of this Agreement.

12.9 Entire Agreement. The Joint Venture Agreement shall form and be read as integral part of this Agreement. Together with this Agreement, they form the entire agreement between the parties, and supersede all prior written and oral understandings, conditions or warranties between the parties on the subjects covered by such agreements.

12.10 Not Staples or Commodities. Licensee agrees that Licensed Products are not and shall not be deemed staple articles or commodities of commerce.

12.11 No Implied License. Nothing contained in this Agreement shall be construed as a license, express or implied, under any patents owned or controlled by Licensor other than Licensor's Patents, or as a license under any information

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owned or controlled by Licensor other than Licensor's Information, or as a license under any trademarks owned or controlled by Licensor other than the Trademark.

12.12 Survival. The obligations set forth in Articles VII, IX and X shall survive the termination or expiration of this Agreement and shall continue in force until such time as they can be of no further effect.

12.13 No Adverse Position. Licensee undertakes and agrees that it will not contest the validity or take any position adverse to Licensor with respect to the scope or enforceability of the Licensed Patents.

12.14 Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand, telecopied (with receipt confirmed), sent by overnight courier service or mailed, by certified or registered mail:


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(a) If to Licensor, to:

         Compositech Ltd.
         120 Ricefield Lane
         Hauppauge, New York  11788-2008
         Attn:  Mr. Fred Klimpl

or to such other person or address as Licensor shall furnish to Licensee in writing.

(b) If to Licensee, to:

         COMPOSITECH TAIWAN
         5th Fl., No. 143, Sec. 2
         Min-Sheng East Road
         Taipei, Taiwan, R.O.C
         Attn:  Dr. Cheng-Ming Lee

or to such other person or address as Licensee shall furnish to Licensor in writing.

     WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first above written.

                                       COMPOSITECH LTD.

                                       BY:____________________________
                                       Name:  Fred E Klimpl
                                       Title:  President


                                       COMPOSITECH TAIWAN (or
                                       Compositech Technologies,
                                       Inc.)

                                       BY: ___________________________
                                       Name:
                                       Title:


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